Exhibit 15.12

AMIRA NATURE FOODS LTD

INSIDER TRADING COMPLIANCE POLICY

Amended by Board Resolution dated March 1, 2015

All directors, officers and employees (each a “Covered Individual”) of Amira Nature Foods Ltd and its subsidiaries (collectively, the “Company”) are subject to the provisions of this Insider Trading Compliance Policy (the “Policy”).

Any questions regarding these policies and procedures should be directed to Bruce C. Wacha, Chief Financial Officer of the Company, by email at bruce.wacha@theamiragroup.com.

Trading on Inside Information Prohibited

The Company’s common shares are traded on The New York Stock Exchange under the symbol “ANFI”. It is a serious violation of federal and state securities laws, and of Company policy, for any person to buy or sell common shares and other equity securities of the Company (collectively, “Equity Securities”) or any other securities of the Company (together with the Equity Securities, the “Company Securities”) while in possession of material non-public information relating to the Company or to engage in any other action to take advantage of such information or to pass it on to others. This prohibition also applies to information relating to any other company, including customers, vendors, charterers, managers, partners or investments obtained in the course of employment.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for a personal emergency expenditure) are no exception to this policy. In addition, the federal and state securities laws and this policy apply regardless of the number of shares of the dollar amount of the transaction — even the purchase or sale of one ordinary share. The appearance of any improper transactions should also be avoided to preserve the Company’s reputation for adhering to the highest standards of ethical conduct.

1.	Material Information. Material information is any information that a reasonable investor would likely consider important in a decision to buy, hold or sell Company Securities — in short, any information which could reasonably affect the price, either favorably or unfavorably, of Company Securities.

While it is not possible to provide an exhaustive list, the following are some of the types of information that would ordinarily be considered material: (i) news of a pending or proposed corporate acquisition, disposition or other significant business combination, (ii) financial results, especially quarterly and year-end earnings (and projections of future earnings or losses), and significant changes in financial results or liquidity, (iii) significant changes in corporate strategy, dividend policy or objectives, (iv) take-over bids or bids to buy back common shares of the Company, (v) changes in ownership that may affect control of the Company, (vi) significant changes in management, (vii) significant changes in reserve levels or practices, (viii) public or private issues of additional equity or debt securities, (ix) significant changes in capital structure, (x) events of default under financings or other agreements, (xi) actual or threatened major litigation, or the resolution of such litigation, (xii)

significant changes in operating or financial circumstances, such as significant changes in material contracts, cash-flow changes, liquidity changes or investment asset impairments, (xiii) the declaration of dividends other than in the ordinary course or a change in dividend policy, (xiv) financial projections, (xv) entering into new material customer contracts, (xvi) the gain or loss of a significant supplier, (xvii) building new production lines and (xviii) regulatory developments or changes.

2.	Non-public Information. Non-public information is any information that has not already been disclosed generally to the public. Information about the Company that is not yet in general circulation should be considered nonpublic. All information that a Covered Individual learns about the Company or its business plans in connection with his/her employment is potentially “insider” information until publicly disclosed.

3.	Twenty-Twenty Hindsight. Remember, if a Covered Individual’s securities transactions become the subject of scrutiny, they will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction, Covered Individuals should carefully consider how regulators and others might view such transaction in hindsight.

4.	Transactions by Related Parties. The restrictions set forth in this policy apply equally to family members of Covered Individuals and to any entity over which the Covered Individual or such other family members exercise or share investment control such as a partnership or family trust. Such parties are herein collectively referred to as “Related Parties”. For purposes of this policy, family members include, if such person shares your household, a person’s (including through adoptive relationship) spouse, parents, grandparents, children, siblings, mothers-in-law and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone, whether or not related, who shares such person’s home (other than domestic employees). Covered Individuals are responsible for the compliance of Related Parties.

5.	Tipping Information to Others. Whether the information is proprietary information about the Company or non-public information that could have an impact on the price of Company Securities, Covered Individuals must not pass such information on to others (either explicitly or by way of generally advising others to buy or sell Company Securities).

Blackout Periods

It is also a violation of Company policy for any Covered Individual and any Related Party of said Covered Individuals to purchase or sell Company Securities:

1.	Quarterly and Annual Results. For a period beginning the 15th day of the last month of the Company’s quarter and ending at the beginning of the 2nd business day after the release of the Company’s quarterly or annual results to the public. Thus, if the Company’s results are released on a Monday after the close of the market, Wednesday generally would be the first day on which Covered Individuals and Related Parties should trade. If the Company’s results are released on a Friday before the opening of the market, Monday generally would be the first day on which Covered Individuals and Related Parties should trade.

2.	Public Announcements of Material Information. The Company’s shareholders and the investing public should be afforded the time to receive the information and act upon it. As a general rule, Covered Individuals and Related Parties should not engage in any transactions until the beginning of the second business day after the information has been released.

3.	Anticipated Material Events. If the Company issues a suspension on trading because a material event is anticipated (e.g., financial development, a merger, acquisition or any other significant corporate action). In any such case, adequate notice shall be provided to Covered Individuals to whom such suspension applies.

Additional Prohibited Transactions

Because we believe it is improper and inappropriate for Covered Individuals to engage in short-term or speculative transactions involving Company Securities, it is the Company’s policy that Covered Individuals should not engage in any of the following activities with respect to Company Securities whether or not in possession of material non-public information:

Trading in Equity Securities on a Short-Term Basis. Any Equity Securities purchased in the open market should be held for a minimum of six months and ideally longer. This rule may not apply to certain types of transactions such as stock option exercises, the receipt of performance shares and the receipt of restricted shares; however, any such transactions should be discussed with the Company to avoid potential problems.

1.	Short Sales. Selling Company Securities short is prohibited. Selling short is the practice of selling more securities than one owns, a technique used to speculate on a decline in the price.

2.	Buying or Selling Puts, Calls or Derivatives. The purchase or sale of options of any kind, whether puts, calls or other derivative securities, related to Company Securities is prohibited. The speculative nature of the market for these financial instruments imposes timing considerations that are inconsistent with careful avoidance, or even the appearance of use, of inside information. A put is a right to sell at a specified price a specific number of shares by a certain date and is utilized in anticipation of a decline in the share price. A call is a right to buy at a specified price a specified number of shares by a certain date and is utilized in anticipation of a rise in the share price. A derivative is an option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege at a price related to an equity security, or similar securities with a value derived from the value of an equity security.

3.	Purchases of Covered Securities on Margin. Any Company Securities purchased in the open market shall be paid for fully at the time of purchase.

Purchasing Company Securities on margin (borrowing money from a stockbroker to fund the stock purchase) is prohibited. This prohibition does not apply to “cashless exercises” of employee stock options, in which the Covered Individual sells shares being acquired to pay the taxes required to be withheld and/or the exercise price of the stock option.

Certain Exceptions

1.	Rule 10b5-1 Plans. A purchase or sale of Company Securities in accordance with a trading plan adopted in accordance with the SEC’s Rule 10b5-1(c) shall not be deemed to be a violation of this Policy even though such trade takes place during a blackout period or while the Covered Individual making such trade was aware of material, non-public information. However, the trading plan must be adopted outside of a blackout period and at a time when such Covered Individual is not aware of material, non-public information. In addition, such trading plan shall not take effect until the end of the next quarterly or annual results blackout period described above. A trading plan is a contract, instruction or a written plan regarding the purchase or sale of securities, as more fully described in Rule 10b5- 1(c). Each trading plan must be approved by the Company prior to establishment to confirm compliance with this Policy and applicable securities laws. Approval of a trading plan shall not be deemed a representation by the Company or any of its officers or agents that such plan complies with Rule 10b5-1, nor an assumption by the Company or any of its officers or agents of any liability or responsibility to the individual or any other party if the plan does not comply with Rule 10b5-1.

2.	Stock Option Exercise. The exercise of stock options issued by the Company (but not the sale of any shares issued upon such exercise or purchase) is exempt from this Policy. However, this policy applies to the “cashless” exercise of a stock option.

3.	Gifts. Bona fide gifts of Company Securities are exempt from this Policy.

4.	Waivers. A waiver of any provision of these trading procedures in a specific instance may be authorized in writing by the Chairman of the Board of Directors or the Chair of the Audit Committee of the Board of Directors and any such waiver shall be reported to the Company’s Board of Directors.

Confidentiality Policy

The unauthorized disclosure of non-public information about the Company, whether or not for the purpose of facilitating improper trading in Company Securities, could cause serious harm for the Company. Covered Individuals should treat all such information as confidential and proprietary to the Company. All employees of the Company should refrain from discussing non-public information about the Company or developments within the Company with anyone outside the Company, except as required in the performance of their regular corporate duties and for legitimate business reasons. This provision applies specifically (but not exclusively) to inquiries about the Company that may be made by the financial press, investment analysts or others in the financial community Only certain designated officers may make communications on behalf of the Company. Unless an employee is expressly authorized to do so, any inquiries of this nature should be referred to the Company’s corporate secretary.

Assistance

The ultimate responsibility for adhering to this Policy Statement and avoiding improper transactions rests with the Covered Individual. It is imperative that Covered Individuals use their best judgment. Any person who has any questions about specific transactions may obtain additional guidance from the Company.

ADDITIONAL INSIDER TRADING POLICIES AND PROCEDURES

These Additional Insider Trading Policies and Procedures only apply to the Directors and

Executive Officers of the Company and certain other persons as the Company may determine from time to time (collectively, the “Specified Persons”), and they supplement the Insider Trading Policies and Procedures for Covered Persons.

All Specified Persons must strictly comply with these Additional Insider Trading Policies and Procedures.

Any questions regarding these Additional Insider Trading Policies and Procedures and clearance to trade should be directed to one of the following Clearance Officer: Bruce C. Wacha, Chief Financial Officer of the Company by email at bruce.wacha@theamiragroup.com.

1.	Additional Pre-Clearance Requirement for Specified Persons. Before any Specified Person engages in any transaction involving Company Securities, such Specified Person must pre-clear the proposed transaction with the Clearance Officer. Until the Clearance Officer provides pre-clearance for the proposed transaction, such Specified Person shall not execute any transaction. If the Specified Person receives pre-clearance, he or she will have until the end of 3 trading days following the day pre-clearance is received to execute the transaction. For example, if a Specified Person receives pre-clearance from the Clearance Officer on a Tuesday, that Specified Person generally will have until the end of trading on Friday of the same week to execute the transaction. If for any reason the transaction is not completed within this period of time, preclearance must be obtained again from the Clearance Officer before any Company Securities can be traded.

Remember, even if a proposed trade is pre-cleared, you are prohibited from trading any Company Securities while in possession of material non-public information relating to the Company.

2.	Specified Persons Must Pre-Clear All Transactions in Company Securities.

The pre-clearance requirement applies to all proposed purchases and sales of Company Securities. Specified Persons must also pre-clear all potential changes in their beneficial ownership of Company Securities, including, but not limited to, any changes in beneficial ownership of Company Securities through a gift to a charitable organization or a transfer to a family trust.

3.	Specified Persons Must Pre-Clear All Transactions in Company Securities by Certain Family Members, Members of their Household and Others they Financially Support. Under the securities laws, the Company Securities held in the name of the spouse or minor children of a Specified Person will generally be regarded as beneficially owned by the Specified Person. In addition, in many circumstances, Company Securities held in the name of other persons who are members of the Specified Person’s household or financially supported by the Specified Person (regardless of whether these other persons are related or unrelated to the Specified Person), will generally be regarded as beneficially owned by the Specified Person.

Therefore, you must pre-clear with the Clearance Officer any potential transactions in Company Securities held by you, your spouse, minor children and any other persons who are members of your household or financially supported by you (regardless of whether these other persons are related or unrelated to you).

4.	Former Specified Persons Must Continue to Pre-Clear All Proposed Transactions in Company Securities For Six Months From the Day They are No Longer a Specified Person. In the event that a Specified Person retires, resigns, is terminated or undergoes any other change in his or her relationship with the Company such that the person is no longer a Specified Person, that person must continue to pre-clear any proposed transaction in Company Securities with the Clearance Officer for six months from the day he or she ceases being a Specified Person. Certain SEC reporting requirements may continue to apply during this period.

RULE 144 RESTRICTIONS ON SALE

Sales of Company Securities, regardless of how acquired (i.e., purchases in the open market) must be made in compliance with the provisions of Rule 144 under the Securities Act of 1933.

Rule 144 permits limited public resales of “restricted securities”. The term “restricted securities” means, in general, securities that are acquired from the Company in a transaction or chain of transactions not involving a public offering. Accordingly, none of the shares you may have acquired in the initial public offering or upon exercise of Company stock options that are SEC registered are “restricted securities”; securities you acquired prior to the initial public offering are “restricted securities”. If the securities to be sold are “restricted securities”, the seller’s ability to sell the securities depends on a number of conditions that must be satisfied.

a.	If the seller of the securities is not an affiliate of the Company, and was not an affiliate of the Company during the preceding three months, and:

(i) the Company is not, or has not been for a period of at least 90 days immediately before the sale, subject to the reporting requirements of section 13 or 15(d) of the Securities Exchange Act of 1934, a one-year holding period must be satisfied;

(ii) the Company is, and has been for a period of at least 90 days immediately before the sale, subject to the reporting requirements of section 13 or 15(d) of the Securities Exchange Act of 1934, a one-year holding period, or if certain current information about the Company is publicly available, a six-month period, must be satisfied.

b.	If the seller of the securities is an affiliate of the Company, or has been an affiliate at any time during the 90 days immediately before the sale, and:

(i) the Company is not, or has not been for a period of at least 90 days immediately before the sale, subject to the reporting requirements of section 13 or 15(d) of the Securities Exchange Act of 1934, a one-year holding period must be satisfied; or

(ii) the Company is, and has been for a period of at least 90 days immediately before the sale, subject to the reporting requirements of section 13 or 15(d) of the Securities Exchange Act of 1934, a six-month holding period must be satisfied.

In addition to the holding period requirements, affiliates of the Company must comply with the following conditions:

a.	The number of securities sold in any three-month period must not exceed the greater of (i) 1% of the outstanding securities of the Company and (ii) the average weekly recorded trading volume for such class of securities during the four (4) calendar weeks preceding such sale.

b.	Sales must be made in ordinary brokerage transactions or in transactions directly with a market maker. You must not solicit or arrange for the solicitation of buy orders or pay any payment in connection with the sale, other than the commission to the broker who executes the order to sell. The broker may do no more than execute a sell order as agent for the usual customary commission; he/she cannot solicit or arrange for the solicitation of buy orders.

c.	If the sale is of more than five thousand (5,000) shares or a $50,000 aggregate sale price in any three-month period, the seller must file a Notice of Sale on Form 144 with the SEC prior to or concurrently with the sale. Your broker will assist you in filing the Form 144.

d.	A seller filing a Form 144 must have a bona fide intention to sell the securities referred to in the Form within a reasonable time after the Form is filed with the SEC.

WAIVERS

A waiver of any provision of these trading procedures in a specific instance may be authorized in writing by the Chairman of the Board of Directors or the Chair of the Audit Committee of the Board of Directors and any such waiver shall be reported to the Company’s Board of Directors.

If you have any questions or are uncertain about whether a transaction must comply with Rule 144, please contact the Clearance Officer.